                                                      EXHIBIT 10(h)
                           EMPLOYMENT AGREEMENT


      AGREEMENT made November 9, 1993, between STANHOME INC., a
Massachusetts corporation (the "Company"), and G. William Seawright of 17 Kira Lane, Englewood, New Jersey ("Seawright").

      NOW, THEREFORE, in consideration of the mutual undertakings set forth below, the parties agree as follows:

1.    Employment.  The Company hereby employs Seawright, and Seawright
agrees to be employed by the Company, upon the terms and subject to     the
conditions hereinafter set forth effective November 9, 1993.      Unless
sooner terminated as hereinafter provided, the initial term of this employment shall be five (5) years, with an automatic extension of one
(1) year upon the end of (i) the third year of the initial term and (ii) each year thereafter (so that the remaining term as of the end of the third year of the initial term and at the end of every year thereafter shall be three years).

2. Duties. Seawright shall be employed as President and Chief Executive Officer of the Company and continue to serve as a member of its Board of Directors for the balance of his current term and thereafter as re-elected by the Shareholders of the Company. During his employment, Seawright agrees to faithfully and diligently perform the duties of his office on a full time basis in the best interests of the Company. Nothing herein shall prohibit Seawright from pursuing personal investments provided that such activities do not interfere with the performance of Seawright's duties hereunder. Although it is contemplated that Seawright will undertake some travel as part of performing the foregoing duties, Seawright's principal place of employment shall be in the Westfield, Massachusetts area.

3. Compensation. While employed by the Company during the term of this agreement, Seawright will receive the following compensation for services:

            (a) Base Salary. A base annual salary, payable in equal monthly installments, of $500,000.00 (Five Hundred Thousand Dollars).
The base salary shall be subject to review and adjustment annually by the Board of Directors acting in its sole discretion provided that the base salary shall not be less than $500,000.00 during the term of this agreement.

            (b) Signing Bonus. Seawright shall receive a signing bonus of $110,000.00 (One Hundred Ten Thousand Dollars) payable in cash immediately following his first day of employment.


            (c) Annual Bonus. Commencing with the year 1994, Seawright shall be entitled to participate in the Management Incentive Plan maintained by the Company with a target bonus of 60% of his annual base salary. His objectives shall be determined under the usual procedures of such Plan.

            (d) Other Benefits. Seawright shall be entitled to participate in all standard insurance and other benefit programs maintained by the Company for its employees at not less than the current coverage in the case of the life and disability insurance. This includes a $5,000.00 annual supplemental medical bonus. In addition, the Company shall (i) reimburse Seawright for his relocation expenses in accordance with Company policy, (ii) reimburse Seawright for his annual dues to the Colony Club in Springfield, Massachusetts; and

            (iii) provide to Seawright a company-owned or leased automobile of a quality equal to a top of the line Cadillac and pay the expenses related to the use and upkeep thereof or provide to Seawright an automobile allowance of $1,750 per month (subject to increase based on annual review by the Company's Treasury Department). The Company shall continue coverage for both Seawright and his spouse under the Company's Health Plan after retirement until (in the case of each of them) the earlier of their 65th birthdays, eligibility for Medicare or death. However, in the case of the death of Seawright before his 65th birthday or eligibility for Medicare, coverage shall be continued for his spouse until the earlier of her 65th birthday, eligibility for Medicare or death.

            (e) Stock Options. Following his employment, the Company has approved the grant to Seawright of an option under Stanhome's 1991
Stock Option Plan (the "Plan") to purchase 100,000 shares of the
Company's Common Stock at a purchase price equal to the fair market value on the date of grant. The right to exercise this option shall (i) vest at the annual rate of 25,000 shares over 4 years on the anniversary date of the granting of the option, with the first installment vesting on the first anniversary of the grant, and so on, and (ii) otherwise be subject to the terms of the Plan. Seawright shall also be entitled to participate in other stock options offered to him in respect of Company shares from time to time.

            (f) Expenses. The Company shall reimburse Seawright for all ordinary and necessary expenses paid or incurred by him in the course of the performance of his duties pursuant to this agreement, subject to the Company's requirements with respect to the manner of reporting such expenses.

            (g) Spouse Death Benefit. The Company agrees at its cost to obtain and maintain a life insurance policy on Seawright's life for a policy period expiring the day after his fifty-seventh (57th) birthday. The benefit under such policy shall be payable to Seawright's spouse following his death and shall be equal to the following amounts based on the year of employment during which Seawright's death occurs while employed by the Company:

                        Death Benefit              Year of Employment
                        $2,000,000.00                  First
                        $1,600,000.00                  Second
                        $1,200,000.00                  Third
                        $  900,000.00                  Fourth
                        $  500,000.00                  Fifth


            The Company's obligation hereunder is subject to Seawright meeting the insurance company requirements for a non-rated policy. In the event that Seawright is terminated under subparagraph 4(e) hereof and he subsequently dies before age fifty-seven (57), the insurance benefit provided in this subparagraph 3(g) shall be paid to his spouse as if he had continued to be employed at the time of his death. No benefit will be due hereunder to the surviving spouse unless she shall have survived Seawright for a period of thirty (30) days and shall have been married to him throughout the one year period ending on Seawright's date of death.

4.    Termination of Employment.

            (a) Termination by the Company for Cause. The Company may terminate this agreement and Seawright's employment hereunder by giving ten (10) days' prior written notice to Seawright upon its determination of:

                  (i Dishonesty or willful misconduct involving moral turpitude by Seawright in the performance of his duties under this agreement (the term "misconduct" includes, without limitation, any material and willful breach by Seawright of the terms of Paragraph 5 hereof), or

                  (ii) Material disregard of, and material failure to comply with, the written instructions, policies or guidelines established by the Company's Board of Directors, or material failure to perform his duties hereunder.

            In the event of termination of this agreement under this Paragraph 4(a), Seawright shall be entitled to all amounts due him under Paragraph 3 accrued to the date of termination, excluding the bonus for the fractional portion of the year of termination under Paragraph 3(c) above.

            (b) Termination Upon Death of Seawright. Upon the death of Seawright during the term of this agreement, his estate shall be entitled to receive all amounts due under Paragraph 3 accrued to the date of death, including, without limitation, the bonus pro-rated for the fractional portion of the year of death.

            (c) Termination Upon Total Disability. If, at any time during the term of this agreement, Seawright becomes unable to perform his duties hereunder due to illness or physical or mental incapacity for a continuous period of one hundred and eighty (180) days, the Company, may, at or after the expiration of such one hundred and eighty (180) day period and provided that Seawright's incapacity is then continuing, elect to terminate Seawright's employment under this agreement.
During such one hundred and eighty (180) day period and until the Company so terminates his employment, Seawright shall be entitled to all amounts payable or accrued under Paragraph 3 above until the date of termination, including, without limitation, the bonus pro-rated for the fractional portion of the year of termination.

            (d) Other Benefits Unaffected. Life or disability insurance benefits which may otherwise be payable are not affected by the provisions of Paragraphs 4(b) and 4(c) above.

            (e) Termination by Company Other Than For Cause or Total Disability. If the Company shall terminate Seawright's employment other than for cause under Paragraph 4(a) above or for Total Disability under Paragraph 4(c) above, and his employment has not terminated by reason of his death under Paragraph 4(b) above, Seawright shall receive (at the times such payments would have been made had there not been a termination) all amounts that would otherwise have been paid to him, or benefits provided, for the remaining term of this agreement under Paragraphs 3(a), 3(c), and 3(d), (except that the Health Plan coverage provided under Paragraph 3(d) shall continue for the duration as required in that Paragraph 3(d)) had Seawright's employment not been terminated, except that no payments will be made for periods following his death. For purposes of the bonus payment made for any year under this provision, the target bonus shall be based on the Profit Plan objectives for such year and any bonus shall be determined based on the corporate performance versus those Plan objectives. In return for the payments to be made under this subparagraph (e), Seawright agrees to execute and deliver to the Company a Release in the form as deemed appropriate or necessary by the Company.

            (f) Termination by Seawright. Seawright may terminate this agreement and his employment hereunder at any time by giving six (6) months' prior written notice to the Company or such lesser notice period as the Company may accept. In the event of a termination of this agreement under this Paragraph 4(f), Seawright shall be entitled to all amounts due to him under Paragraph 3 to the date of termination, including, without limitation, the bonus pro-rated for the fractional portion of the year of termination.

            (g) Change in Control. The amount payable to Seawright under Paragraph 4(e) of this agreement shall be reduced on a proportionate basis (over the remaining term of this agreement) by any amount paid to Seawright under the Change in Control Agreement between Seawright and the Company dated November 9, 1993, without giving effect to the Gross-Up Payment under Paragraph 1(c) thereof for this purpose.

            (h) Survival of Rights and Obligations. In the event of termination of Seawright's employment under either Paragraphs 4(a), 4(b), 4(e) or 4(f), then, except to the extent specifically provided for in Paragraphs 3, 4, 5 and 6, neither party shall have any right, claim, or action against, or obligation or responsibility to, the other party arising out of, or resulting from, such termination of employment.

5.    Confidential Information, Covenant Not to Compete and Non-
Solicitation.

            (a) Seawright agrees that he will not use or disclose to anyone (other than for the benefit of the Company) either during the term of his employment or at any time thereafter, any Confidential
Information obtained by him or made known to him while employed by the Company, and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein "Confidential
Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists written or other of such persons or  entities, whether of the
Company or any other organization   associated or affiliated with or owned
by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Seawright's act or default or the acts or defaults of Seawright's agents or representatives.

            (b) In consideration of Seawright's continued employment in accordance with the terms of this agreement, Seawright agrees that he will not, during the term hereof and for the period ending three (3) years (or such lesser period as he is paid hereunder) from the date he ceases to be employed by the Company, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the benefit of the Company), either as principal, agent, officer, employee, director, investor, consultant, shareholder, associate or in any other capacity whatsoever:

                  (i) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which is in whole or in part competitive with any of the businesses carried on by the Company within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company);

                  (ii) attempt to solicit any suppliers, customers, employees or independent dealers away from the Company;

                  (iii) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which bears any name similar to that of the Company; or

                  (iv) take any act as a result of which the relations between the Company and its suppliers, customers, employees or others may be impaired or which may otherwise be detrimental to the business of the Company.

            Competition shall be deemed to include (i) any dealings with the Company's employees or independent dealers, and (ii) the use in any way of the Company's customer or mailing lists. The reference to Company in this Paragraph 5 shall include all subsidiaries and affiliated entities of the Company. Seawright agrees that the remedy at law for breach by him of the foregoing covenant will be inadequate and that the Company shall be entitled to injunctive relief.

      6. Discoveries. Seawright will promptly disclose in writing to the Company when requested, each improvement, discovery, idea and invention relating to the business of the Company made or conceived by him from and after the date hereof either alone or in conjunction with others and while employed by the Company or within one (1) year after the termination of such employment if such improvement, discovery, idea or invention then results from or was suggested by such employment (whether or not patentable, whether or not made or conceived (i) at the request of or upon the suggestion of the Company, (ii) during his usual hours of work, or
(iii) in or about the premises of the Company and whether or not prior or subsequent to the execution hereof). He will not disclose any such improvement, discovery, idea or invention to any person, except the Company. Each such improvement, discovery, idea and invention shall be the sole and exclusive property of, and is hereby assigned to, the Company, and at the request of the Company, Seawright will assist and cooperate with the Company and any person or persons from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, idea or invention and will, in connection therewith, execute such applications, statements, assignments or other documents, furnish such information and data and take all such other actions (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request.

7. Applicable Law. This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

8.    Notices.  Any notice or other writing required or permitted to be
given hereunder or for the purposes hereof (hereinafter in this   Paragraph
8 called a "notice") to any party shall be sufficiently given if delivered personally, if sent by prepaid registered mail or if transmitted by telex or other form of recorded communication tested prior to transmission to such party:

            (a)  in the case of notice to Seawright to him at:

                        17 Kira Lane
                        Englewood, New Jersey 07631

            (b)  in the case of a notice to the Company to it at:

                        Stanhome Inc.
                        333 Western Avenue
                        Westfield, Massachusetts 01085

                        Attention:  General Counsel

      or at such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day (Monday through Friday excluding federal and state holidays) then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day next following the date of its mailing. Any notice transmitted by telex or other form of recorded communication shall be deemed given and received on the first
Business Day after its transmission.

9. Entirety of Agreement. This agreement constitutes the entire agreement between the parties and no amendment, waiver, alteration or modification of this agreement shall be valid unless in each instance such amendment, waiver, alteration or modification is agreed to in writing by all of the parties.

10. Assignment. Neither party may assign this agreement or any of the rights or duties hereunder, except that the Company must assign its rights, obligations and responsibilities under this agreement to (i) a successor or assignee of all or substantially all of its business or assets, or (ii) any corporation with which it merges or with which it may be consolidated. Subject to the foregoing, this agreement shall inure to the benefit of and be binding upon the Company and Seawright and their respective successors, assigns, heirs and legal representatives.

11. Invalidity of any Provision. If any provision of this agreement or the application thereof to any party or circumstance is held invalid or unenforceable, the remaining provisions of this agreement and the application of such provisions to the other party or circumstances will not be affected thereby, the provisions of this agreement being severable in any such instance.

            IN WITNESS WHEREOF, the parties have executed this Agreement.


                                    STANHOME INC.

                                    By:       /s/ H. L. Tower
                                             H. L. Tower
                                             Chairman of the Board



                                              /s/ G. William Seawright
                                             G. William Seawright